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                                                                     EXHIBIT 8.1

                  OPINION OF CLEARY, GOTTLIEB, STEEN & HAMILTON

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]





                                                                   June 27, 1996

SmithKline Beecham Holdings Corporation
c/o SmithKline Beecham Corporation
One Franklin Plaza
Philadelphia,  PA 19101

Ladies and Gentlemen:

                  We have acted as your counsel in connection with the offering and sale of several series of Auction Rate Preferred Stock (the "Shares") pursuant to a Registration Statement on Form F-3 (the "Registration Statement") and the forms of Prospectus (the "Prospectus") and Prospectus Supplements (the "Prospectus Supplements") contained therein. Capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplements. The Shares will be offered pursuant to Underwriting Agreements between the Company, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other underwriters named therein.

                  In arriving at the opinions expressed below, we have examined and relied on the following documents:

                  (a) the Registration Statement, the Prospectus and the Prospectus Supplements;

                  (b) the Support Agreement and the SB Biologicals Support Agreement;
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                  (c)      the Certificate of Incorporation and Bylaws of the
                           Company and the Certificate of Designations relating to the Shares;

                  (d) the Auction Agent Agreement and the Broker-Dealer Agreements; and

                  (e) a letter of representations (and annexed financial projections) signed by William J. Shulby on behalf of the Company (the "Representations").

                  In addition, we have reviewed copies identified to our satisfaction of such corporate records of the Company and such other instruments and other certificates, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed and have not verified the accuracy as to factual matters of each document we have reviewed and have assumed that the Company will comply with the Representations at all times.

                  Based on the foregoing, it is our opinion that:

                  1. The discussion in the Prospectus under the heading "Certain Federal Income Tax Considerations", insofar as it purports to summarize certain provisions of United States federal income tax law, represents a fair summary of those provisions;

                  2. The description of our opinions under that heading accurately describes opinions that we are rendering herewith. In particular, subject to the assumptions and qualifications set out in the Prospectus, we are of the opinion that:

                  a. The Shares will be treated as stock of the Company for federal income tax purposes;

                  b. Distributions with respect to the Shares (other than liquidating distributions and distributions in redemption of Shares that are subject to section 302(b) of the Internal Revenue Code of 1986), to the extent made from current or accumulated earnings and profits of the Company, as determined under federal income tax principles, will constitute dividends for federal income tax purposes;

                  c. A holder that is a corporation generally entitled to the dividends received deduction under section 243(a)(1) of the Code will be allowed that deduction with respect to dividends received on the Shares, provided that the holder satisfies the minimum holding period and other requirements applicable to the deduction; and

                  d. The Internal Revenue Service would be unlikely to prevail if it asserted a contrary position with respect to the conclusions set forth above in a proceeding in which the issues were properly presented.


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                  The foregoing opinions are limited to the federal law of the
United States of America.

                  We are furnishing this opinion letter to you solely for your benefit. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the heading "Certain Federal Income Tax Considerations". By giving such consent, we do not admit that we are "experts" under the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

                                Very truly yours,

                                CLEARY, GOTTLIEB, STEEN & HAMILTON

                                By:           /s/ James A. Duncan
                                   ------------------------------------------
                                           James A. Duncan, a Partner